Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-4/A of Digital Innovative Limited of our report dated September 16, 2019 with respect to our audit of 8i Enterprises Acquisition Corp. (the “Company”) financial statements as of July 31, 2019 and 2018 and for the year ended July 31, 2019 and the period from November 24, 2017 to July 31, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and appears in the Prospectus as part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

November 22, 2019